                                                                   EXHIBIT 10.41

                                   AGREEMENT


          This AGREEMENT, dated as of September 30, 1997 (this "Agreement"), among Patriot American Hospitality Operating Company, a Delaware corporation ("PAHOC"), Patriot American Hospitality Operating Company Acquisition Subsidiary, a Delaware corporation and a wholly owned subsidiary of PAHOC ("Acquisition Sub"), Patriot American Hospitality, Inc., a Delaware corporation ("Patriot") (collectively, PAHOC, Acquisition Sub and Patriot are referred to herein as the "Parties"), and Louis J. Nicastro ("Nicastro"). All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Merger Agreement (as defined below).

          WHEREAS, as of the date hereof Nicastro owns (i) of record and beneficially, the number of shares of common stock, par value $.01 per share (the "WHG Common Stock"), and of Series B preferred stock, par value $.01 per share (the "WHG Preferred Stock"), of WHG Resorts & Casinos Inc., a Delaware corporation ("WHG") (collectively, "WHG Stock"), set forth in Column 1 of

Exhibit A hereto and (ii) owns beneficially but not of record the additional
---------
shares of WHG Stock set forth in Column 2 of Exhibit A hereto (all such shares
                                             ---------
and any shares hereafter acquired by Nicastro prior to the termination of this Agreement being referred to herein as the "Shares");

          WHEREAS, the Parties and WHG propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended from time to time, the "Merger Agreement"), which provides, upon the terms and subject to the conditions thereof, for the merger of Acquisition Sub with and into WHG (the "Merger");

          WHEREAS, as a condition to the willingness of the Parties to enter into the Merger Agreement, the Parties have requested that Nicastro agree, and, in order to induce the Parties to enter into the Merger Agreement, Nicastro has agreed to (i) grant PAHOC an irrevocable proxy to vote Nicastro's Shares subject to the terms contained herein, (ii) not offer, sell, contract to sell, make any short sale, pledge, grant any option to purchase or otherwise dispose of the Paired Shares received as Merger Consideration for a period of 90 days after the Effective Time subject to the terms contained herein; (iii) grant PAHOC or its designee an irrevocable option to purchase Nicastro's WHG Preferred Stock subject to the terms contained herein, and (iv) an employment agreement with Surviving Corporation, substantially in the form of Exhibit B attached hereto;
                                                    ---------
and

          WHEREAS, contemporaneously with the execution of this Agreement, Nicastro has delivered to the Parties an affiliate letter.

          NOW, THEREFORE, in consideration of the promises and of the mutual agreements and covenants set forth herein and in the Merger Agreement, the parties hereto agree as follows:

                                 ARTICLE I

                   REPRESENTATIONS AND WARRANTIES OF NICASTRO

          Nicastro hereby represents and warrants to the Parties as follows:

          SECTION 1.01.  Due Authority.  (a) Nicastro has full power and
                         -------------
authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Nicastro and, assuming its due authorization, execution and delivery by the Parties, constitutes a legal, valid and binding obligation of Nicastro, enforceable against Nicastro in accordance with its terms.

                  (b) There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which Nicastro is trustee whose consent is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

          SECTION 1.02.  No Conflict; Consents.  (a) The execution and delivery
                         ---------------------
of this Agreement by Nicastro does not, and the performance of the transactions contemplated by this Agreement by Nicastro and the compliance by Nicastro with any provisions hereof shall not, (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Nicastro or by which Nicastro's Shares are bound, (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of Nicastro's Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Nicastro is a party or by which Nicastro or Nicastro's Shares are bound, or (iii) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Nicastro or any of Nicastro's Shares.

                  (b) The execution and delivery of this Agreement by Nicastro do not, and the performance of this Agreement by Nicastro will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended.

          SECTION 1.03.  Title to Shares.  (a) Nicastro is (i) the record and
                         ---------------
beneficial owner of the number of shares of WHG Stock set forth in Column 1 of Exhibit A hereto free and clear of any proxy or voting restriction other than
---------
pursuant to this Agreement and (ii) the beneficial owner of the additional number of shares of WHG Stock set forth in Column 2 of Exhibit A hereto free and
                                                       ---------
clear of any proxy or voting restriction other than pursuant to this Agreement. The Shares set forth opposite Nicastro's name on Exhibit A hereto constitute all
                                                 ---------
of the shares of WHG Stock owned of record or beneficially by Nicastro.

                  (b) Nicastro has sole power of disposition with respect to all the Shares set forth opposite Nicastro's name on Exhibit A hereto and the
                                                     ---------
sole voting power with respect to the matters set forth in Article II hereof, in each case with respect to all of the Shares set forth opposite Nicastro's name on Exhibit A hereto, with no restrictions on such rights.
   ---------

          SECTION 1.04.  No Encumbrances.  Nicastro's Shares and the
                         ---------------
certificates representing such Shares are now and at all times during the Proxy Term (as hereinafter defined) will be held by Nicastro, or by a nominee or custodian for the benefit of Nicastro, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever except for proxies arising under this Agreement.

          SECTION 1.05.  Acknowledgment of Reliance.  Nicastro understands and
                         --------------------------
acknowledges that the Parties are entering into the Merger Agreement in reliance upon Nicastro's execution and delivery of this Agreement.

          SECTION 1.06.  Brokers.  The Parties shall not be obligated or
                         -------
otherwise liable for any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Nicastro.


                                  ARTICLE II

                         TRANSFER AND VOTING OF SHARES

          SECTION 2.01. Transfer of Shares.  During the Proxy Term Nicastro
                        ------------------
shall not (a) sell, tender, transfer, pledge, encumber, assign or otherwise dispose of any of his Shares, (b) deposit his Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or grant any proxy or power of attorney with respect thereto, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, transfer, pledge, encumbrance, assignment or other disposition of any WHG Stock, or (d) take any action that would make any representation or warranty of Nicastro contained herein untrue or incorrect or have the effect of preventing or disabling Nicastro from performing his obligations under this Agreement.

          SECTION 2.02.  Voting of Shares; Further Assurances.  (a) Nicastro, by
                         ------------------------------------
this Agreement, with respect to those Shares that he currently owns of record and any Shares he hereafter owns of record, does hereby constitute and appoint PAHOC, or any nominee of PAHOC, with full power of substitution, during and for the Proxy Term, as his true and lawful attorney and irrevocable proxy, for and in his name, place and stead, to vote each of such Shares as his proxy, at every meeting of the stockholders of WHG or any adjournment thereof or in connection with any written consent of WHG's stockholders, (i) in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, (ii) against (x) any Acquisition Proposal, as that term is defined in the Merger Agreement, and any proposal for any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of WHG under the Merger Agreement or which could result in any of the conditions of WHG's obligations under the Merger Agreement not being fulfilled and (y) any change in the directors of WHG, any change in the present capitalization of WHG or any amendment to WHG's certificate of incorporation or bylaws, any other material change in WHG's corporate structure or business, or any other action which in the case of each of the matters referred to in this clause (y) could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the Merger Agreement or the likelihood of such transactions being consummated, and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting of stockholders or in such consent, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing including the ability for PAHOC or its nominees to vote such Shares directly. Nicastro intends this proxy to be irrevocable and coupled with an interest during the Proxy Term and hereby revokes any proxy previously granted by him with respect to his Shares.

          (b) Nicastro hereby further agrees, with respect to any Shares not voted pursuant to paragraph (a) above, including without limitation any shares owned beneficially but not of record by him, that during the Proxy Term, at any meeting of stockholders of WHG, however called, or in connection with any written consent of WHG's stockholders, Nicastro shall vote (or cause to be voted) all such Shares, except as specifically requested in writing by PAHOC in advance, (i) in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, (ii) against (x) any Acquisition Proposal, as that term is defined in the Merger Agreement, and any proposal for any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of WHG under the Merger Agreement or which could result in any of the conditions of WHG's obligations under the Merger Agreement not being fulfilled or (y) any change in the directors of WHG, any change in the present capitalization of WHG or any amendment to WHG's certificate of incorporation or bylaws, any other material change in WHG's corporate structure or business, or any other action which in the case of each of the matters referred to in this clause (y) could reasonably be expected to, impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the Merger Agreement or the likelihood of such transactions being consummated, and
(iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting of stockholders or in such consent, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing.

          (c) For the purposes of this Agreement, "Proxy Term" shall mean the period from the execution of this Agreement until the earliest of (i) the termination of the Merger Agreement pursuant to Section 11.1 (other than Section 11.1(g)), (ii) April 15, 1998, or

(iii) the Effective Time of the Merger.

                  (d) During the Proxy Term, Nicastro in his capacity as an individual and as a holder of WHG Stock but not in his capacity as an officer or director of WHG or any WHG Subsidiary, shall perform such further acts and execute such further documents and instruments as may reasonably be required to carry out the provisions of this Agreement.

          SECTION 2.03.  Certain Events.  Nicastro agrees that this Agreement
                         --------------
and the obligations hereunder shall attach to Nicastro's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation Nicastro's heirs, guardians, administrators and successors.

                                  ARTICLE III

                               CERTAIN COVENANTS

          SECTION 3.01.  No Solicitation.  During the Proxy Term Nicastro shall
                         ---------------
not in his capacity as an individual and as a holder of WHG Stock but not in his capacity as an officer or director of WHG or any WHG Subsidiary, (i) solicit, initiate or knowingly encourage the submission of, any inquiries, proposals or offers from any person relating to a Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal, or (iii) enter into or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal.

          SECTION 3.02.  Public Announcements.  Each of the parties hereto shall
                         --------------------
consult with the other before issuing any press release or otherwise making any public statements with respect to this Agreement, provided, however, that a
                                                  --------  -------
party may, if applicable, without consulting the others, issue any press release or make any such public statement as may be required by law or the applicable rules of the New York Stock Exchange or any other stock exchange on which any securities of such party are listed if it has used its best efforts to consult with the others but has been unable to do so in a timely manner.


                                   ARTICLE IV

                                   STANDSTILL

          Nicastro confirms, covenants and agrees, for the benefit of the Parties, that during the period beginning from and including the Closing Date and continuing to and including the date 90 days after the Effective Time, Nicastro will not offer, sell, contract to sell, make any short sale, pledge, grant any option to purchase or otherwise dispose of any Paired Shares received by Nicastro in the Merger or any securities of the Parties received by Nicastro in the Merger which are substantially similar to, or derivative of, Paired Shares, or which are convertible into or exchangeable or exercisable for, or that otherwise represent the right to receive, Paired Shares without the prior written consent of the Parties; provided, however, that
                                                  --------  -------
Nicastro may from time to time during such period sell Paired Shares in compliance with law provided that the aggregate proceeds from such sales do not exceed $3,000,000.


                                   ARTICLE V

                           OPTION TO PURCHASE SHARES

          5.1  Grant of the Option.  Subject to the terms, provisions and
               -------------------
conditions contained in this Agreement, Nicastro hereby grants to PAHOC and its designees an option to purchase all but not less than all of the 300,000 shares of WHG Preferred Stock (the "Preferred Shares") held by Nicastro at the Exercise Price (as hereinafter defined) per share (the "Option").

          5.2  Notice of, and Procedures for, Exercise of Option.
               -------------------------------------------------

              (a) The Option may, subject to Section 6.1 hereof, be exercised at any time from and after the date hereof by written notice to Nicastro from PAHOC stating its intention to exercise the Option, which notice shall include a date and time at which the closing for such exercise (the "Option Closing") shall occur, such date to be not less than 24 hours and not more than five days after the giving of such notice. The sale and delivery and the purchase and acceptance of the Preferred Shares shall take place at the offices of Goodwin, Procter & Hoar LLP at Exchange Place, Boston, Massachusetts, or such other place as shall be mutually agreed upon by the parties hereto.

              (b) At the Option Closing, PAHOC or its designee shall pay the Exercise Price (as determined pursuant to Section 5.3 below) for each Preferred Share being purchased in cash by a cashiers check or federal funds wire transfer to an account designated by Nicastro against delivery of any necessary or appropriate stock certificates and duly executed instruments of transfer to PAHOC or its designee. In addition, if the Exercise Price for the Option Closing is determined pursuant to clause (ii) of the first sentence of Section 5.3, PAHOC or its designee shall pay to Nicastro in cash an amount equal to any dividends accrued which are unpaid as of the date of the Option Closing on the Shares purchased at the Option Closing.

Nicastro represents and warrants to PAHOC and its designee that upon payment of the applicable purchase price at the Option Closing, Nicastro shall have transferred to PAHOC or its designee the legal and beneficial ownership of the Preferred Shares, free and clear of any liens, encumbrances, charges, restrictions or other adverse claims.

     5.3  Exercise Price.  The exercise price (the "Exercise Price") for each
          --------------
Preferred Share shall be the greater of (i) $22.22 or (ii) the product of 1.11 times the Value of the Paired Shares (as hereinafter defined). The "Value of the Paired Shares" shall equal the product of (i) the average of the closing prices of the Paired Shares on the New York Stock Exchange on the ten trading days ending immediately prior to the date PAHOC sends the applicable notice of exercise to Nicastro (the "Calculation Price") and (ii) the Exchange Ratio determined pursuant to the Merger Agreement as if the Average Closing Price were equal to the Calculation Price.

     5.4 As additional consideration for the purchase of the Preferred Shares, PAHOC shall pay to Nicastro, as and when received by PAHOC or its designee, in cash or in kind, 50% of the amount by which (a) any proceeds received prior to the date which is 180 days after the date of the Option Closing by PAHOC or its designee from the sale, exchange, transfer or other disposition of the Preferred Shares sold at the Option Closing or the WHG Common Stock issued upon conversion of such Preferred Shares exceeds (b) the sum of (i) the aggregate amount paid pursuant to Section 5.3 and (ii) any amount paid with respect to such Preferred Shares pursuant to the last sentence of Section 5.2(b).

     5.5  Escrow.  Upon request by PAHOC, Nicastro agrees to place the Preferred
          ------
Shares subject to the Option in escrow with a mutually agreeable escrow agent until the termination of the Option.

     5.6  Term of Option.  The Option shall terminate on April 15, 1998 or, if
          --------------
the March 31, 1998 date set forth in Section 11.1(c) is extended, fifteen (15) days after the termination of the Merger Agreement.

                                   ARTICLE VI

                               GENERAL PROVISIONS

     SECTION 6.01.  Severability.  If any term or other provision of this
                    ------------
Agreement is determined by any appropriate court to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 6.02.  Entire Agreement.  This Agreement constitutes the entire
                    ----------------
agreement of
the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

     SECTION 6.03.  Amendments.  This Agreement may not be modified, amended,
                    ----------
altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

     SECTION 6.04.  Assignment.  This Agreement shall not be assigned by
                    ----------
operation of law or otherwise.

     SECTION 6.05.  Parties in Interest.  This Agreement shall be binding upon
                    -------------------
and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     SECTION 6.06.  Specific Performance. The parties hereto agree that
                    --------------------
irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court (as defined below), this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto.

     SECTION 6.07.  Governing Law.  This Agreement shall be governed by and
                    -------------
construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of the parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.

     SECTION 6.08.  Counterparts.  This Agreement may be executed in one or more
                    ------------
counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  [Remainder of Page Intentionally Left Blank]

   IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


                       PATRIOT AMERICAN HOSPITALITY
                       OPERATING COMPANY


                       By:  /s/ Leslie Ng
                            -----------------------------------------------
                            Name:   Leslie Ng
                            Title:  Senior Vice President


                       PATRIOT AMERICAN HOSPITALITY
                       OPERATING COMPANY ACQUISITION SUBSIDIARY


                       By:  /s/ William W. Evans, III
                            -----------------------------------------------
                            Name:   William W. Evans, III
                            Title:  President


                       PATRIOT AMERICAN HOSPITALITY, INC.


                       By:  /s/ William W. Evans, III
                            -----------------------------------------------
                            Name:   William W. Evans, III
                            Title:  President





                            /s/ Louis J. Nicastro
                            -----------------------------------------------
                                Louis J. Nicastro

                                   EXHIBIT A
                                   ---------

                             Column 1                       Column 2
                             --------                       --------

                       Number of Shares of             Number of Shares of
                            WHG Stock                      WHG Stock
Name and Address       Owned of Record and            Owned Beneficially But
 of Stockholder     Beneficially by Stockholder    Not of Record by Stockholder
---------------     ---------------------------    ----------------------------

Louis J. Nicastro       1,158 Common                    0 Common
                        300,000 Series B Preferred      0 Series B Preferred
